Exhibit 10.1

                    , 2005

«FirstName» «LastName»

«Address1»

«City», «State» «PostalCode»

Dear «Salutation»:

STOCK OPTION AGREEMENT

(QUALIFIED STOCK OPTIONS)

STOCK OPTION #Q05-«Option»

The Administrator of the Columbia Bancorp 1997 Stock Option Plan (the “Plan”) takes pleasure in extending to you an option (the “Option”) to purchase shares of Common Stock of Columbia Bancorp (the “Common Stock”) pursuant to the Plan. The Option shall be subject to the following terms and conditions:

(1) Incentive Stock Option. The Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or replaced (the “Code”), to the fullest extent permitted within the limit set forth under Section 422(d) of the Code. The tax treatment under Code Section 421 for incentive stock options may not be applicable to a transfer of the Shares (as defined in Paragraph (2) hereof) to you if the Option or the Shares do not satisfy the requirements of: (i) Code Section 421(b) (denying Code Section 421 tax treatment upon a disposition of the Shares within two (2) years from the Date of Grant or one (1) year after the transfer of Shares to you); (ii) Code Section 422(a)(2) (denying such tax treatment if you have not been an employee continuously from the Date of Grant up to at least three (3) months before the date of exercise, except in the case of disability or death); or (iii) Code Section 422(b) (other requirements for incentive stock options).

(2) Number of Shares. The Option covers «Shares» shares of Common Stock (the “Shares”).

(3) Option Price. The exercise price per share of Common Stock covered by the Option shall be $             (“Exercise Price Per Share”; hereinafter “Exercise Price” means the exercise price with respect to all Shares acquired pursuant to each exercise of the Option).

(4) Exercise of Option. [For an Option of 200 Shares or Less: Except as provided in Section 5(c) of the Plan, this Option may not be exercised during the first year after the Date of Grant, as defined in Paragraph (6) hereof. Unless terminated earlier pursuant to other provisions hereof, this Option shall become exercisable in full after one year after the Date of Grant.] [For an Option of More than 200 Shares: Except as provided in Section 5(c) of the Plan, this Option (A) may not be exercised during the first year after the Date of Grant, and (B) unless terminated earlier pursuant to other provisions hereof, the Option may be exercised to acquire up to: (i) twenty-five percent (25%) of the Shares after one year after the Date of Grant; (ii) fifty percent (50%) after two years; (iii) seventy-five percent (75%) after three years; and (iv) one hundred percent (100%) after four years.]

(5) Termination of Employment. This Option, to the extent it is not then exercisable, shall terminate when your employment with Columbia Bancorp (the “Company”) and all Subsidiaries terminates. Except as provided in Paragraphs (5)(A) and (5)(B) hereof, the Option, to the extent it is exercisable but has not been exercised (the “Unexercised Option”), shall also terminate when your employment with the Company and its Subsidiaries terminates.

(A) Retirement or Voluntary Resignation. If you terminate employment with the Company and its Subsidiaries due to (i) Retirement, as defined hereinafter, or (ii) voluntary resignation with the consent of the Board of Directors of the Company or a Subsidiary, the Unexercised Option may be exercised until the expiration of three (3) months after the date your employment terminates. “Retirement” means a retirement from employment with the Company and its Subsidiaries either on or after the first day of the month coinciding with or next following your sixty-fifth (65th) birthday.

(B) Death or Disability. If you terminate employment with the Company and its Subsidiaries due to (i) death or (ii) Disability, as defined hereinafter, the Unexercised Option may be exercised (in the case of death, by your executor, personal representative, or the person to whom the Unexercised Option shall have been transferred by will or the laws of descent and distribution, as the case may be) until the expiration of one (1) year after the date of your termination of employment. If you die during the three (3) month post-termination exercise period provided to you under Paragraph 5(A) above, or during the one (1) year post-Disability exercise period provided to you under this Paragraph 5(B), the Unexercised Option may be exercised by your executor, personal representative, or the person to whom the Unexercised Option shall have been transferred by will or the laws of descent and distribution, as the case may be, until the expiration of one (1) year after the date of your death. “Disability” means a permanent mental or physical disability due to accident or illness that renders you unable to perform substantially all of the duties of your occupation with the Company and the Subsidiaries for a period of at least one hundred eighty (180) days, provided that you establish such disability to the satisfaction of the Administrator. Evidence of such Disability shall include the certificate of a competent licensed physician selected by you and approved by the Administrator which confirms that you have a Disability as defined herein.

(6) Term of Option. This Option is effective as of the date the Administrator approved the Option,                     , 20     (the “Date of Grant”). Notwithstanding anything herein to the contrary, this Option may not be exercised, in whole or in part, after ten (10) years from the Date of Grant (i.e., after                     , 20    ).

(7) Manner of Exercise. You or any person exercising the Option may do so only by delivering written notice thereof to the Administrator and delivering to the Company the payments required under Paragraphs 7(A) and 7(B). Such notice shall be in such form as the Administrator may require at its sole discretion.

(A) Payment of Exercise Price. Full payment for the Exercise Price shall be made at or prior to the time that the Option, or any part thereof, is exercised (or, in the discretion of the Administrator, at such later time as the certificates for such Shares are delivered). Such payment shall be made: (i) by cash or certified check; (ii) by tender (via delivery or attestation to the Company of other shares of Common Stock of the Company which have a Fair Market Value on the date of tender equal to the Exercise Price, provided that such shares have been owned by you for a period of at least six months free of any substantial risk of forfeiture or were purchased on the open market without assistance, direct or indirect, from the Company; or (iii) by a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System and other applicable laws through a brokerage firm pre-approved by the Administrator.

(B) Withholding Taxes. In the event any federal, state or local income and employment taxes required to be withheld with respect to the Option (e.g., upon a loss of tax treatment under Code Section 421), you shall pay to the Company, or make provision satisfactory to the Administrator for payment of such taxes no later than the date of the event creating the tax liability. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to you, including the shares of Common Stock deliverable to you upon exercise of the Option but any such deduction against shares shall not exceed the statutory minimum withholding amount. In the event that payment to the Company of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes.

(8) Right As Stockholder. You will have no rights as a stockholder solely because of the grant or exercise of the Option before the certificates for the Shares as to which the Option has been exercised is issued to you by the Company.

(9) Option Non-Assignable and Non-Transferable. The Option and all rights granted hereunder, including the right to surrender the Option, is not assignable or transferable other than by will or the laws of descent and distribution and, during your lifetime, is exercisable only by you or your guardian or legal representative.

(10) Restricted Stock. You will receive Shares restricted in terms of transferability, as will be indicated in a legend printed on the stock certificate in the event that there is not an effective registration statement with respect to such Shares at the time of their issue.

(11) Terms of Plan. The Option is granted under and subject to the provisions applicable to incentive stock options under the Plan, a copy of which is attached hereto and made a part hereof. Unless stated otherwise herein, capitalized terms herein shall have the same meaning as defined in the Plan.

(12) Notices. Any notice required or permitted to be given to the Administrator shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to:

Personnel, Compensation and Stock Option Committee

Columbia Bancorp

7168 Columbia Gateway Drive

Columbia, Maryland 21046

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

(13) Non-Guarantee of Employment. Nothing in the Plan or in this Incentive Stock Option Agreement shall confer any right on an individual to continue in the employ of the Company or any Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate such employment at any time with or without cause or notice and whether or not such discharge results in the Option becoming unexercisable.

(14) Binding Effect. The covenants and agreements of this Incentive Stock Option Agreement contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors, and assigns of the respective parties hereto.

(15) Entire Agreement. Except as provided in Paragraph (11) hereof, this Incentive Stock Option Agreement contains the entire agreement between the Company and you with respect to the subject matter contained herein. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Incentive Stock Option Agreement shall be void and ineffective for all purposes.

(16) Governing Law. The validity, construction and effect of this Incentive Stock Option Agreement, and of any rules, regulations, determinations or decisions made by the Administrator relating thereto, and the rights of any and all persons having or claiming to have any interest hereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

(17) Amendment. This Incentive Stock Option Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that it may not be amended in a manner that would have a materially adverse effect on the Option as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by you and the Company.

The copy of the Option enclosed should be signed by you, dated, and returned to the Company prior to                     , 20     to acknowledge your receipt of the Option and your approval of each of the terms and conditions hereof. If the Option has not been returned to the Company by such date, accepted and approved by you in writing, it shall terminate.

Very truly yours,

ADMINISTRATOR, COLUMBIA BANCORP 1997 STOCK OPTION PLAN

By:
John A. Scaldara, Jr. President and Chief Operating Officer

Accepted and Approved:

STOCK OPTION #Q05-«Option»

«FirstName» «LastName»

Dated: , 20